Exhibit 99.(h)(3)(vi)

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment, dated as of October 30, 2026 (the “Amendment”) to that certain Administration Agreement, dated as of April 1, 2002 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), is entered into by and between State Street Bank and Trust Company, a trust company organized under the laws of The Commonwealth of Massachusetts, as successor-in-interest to Investors Bank & Trust Company (the “Administrator”) and Harris Associates Investment Trust, a business trust organized under the laws of The Commonwealth of Massachusetts.

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	Appendix A to the Agreement is hereby amended to reflect the share class of each Portfolio identified therein that offers a class of exchange-traded shares that operates as an exchange-traded fund. A copy of such revised Appendix A is attached to this Amendment.

2.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

HARRIS ASSOCIATES INVESTMENT TRUST

By:	/s/ Rana J. Wright
Name:	Rana J. Wright
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Jacqueline M. Carr
Name:	Jacqueline M. Carr
Title:	Managing Director

Appendix A

Oakmark Fund

Oakmark Select Fund

Oakmark Equity and Income Fund

Oakmark Global Fund

Oakmark Global Select Fund

Oakmark International Fund

Oakmark International Small Cap Fund

Oakmark Bond Fund

ETF Class Shares*

*= ETF Client

A-1